Exhibit 99.1

Stock Yards Bancorp Raises Its Quarterly Cash Dividend 8% to $0.18 Per Share on a Split-Adjusted Basis

LOUISVILLE, Ky.--(BUSINESS WIRE)--May 18, 2016--Stock Yards Bancorp, Inc. (NASDAQ: SYBT), parent company of Stock Yards Bank & Trust Company, with offices in the Louisville, Indianapolis and Cincinnati metropolitan markets, today announced that its Board of Directors has increased the Company's quarterly cash dividend to $0.18 per common share. The higher rate will be paid on July 1, 2016, to stockholders of record as of June 13, 2016, and accordingly, will apply to new shares distributed on May 27, 2016, pursuant to the Company's recently announced three-for-two stock split. On a split-adjusted basis, the new rate reflects an 8% increase in the Company's cash dividend compared with the previous rate and marks the seventh increase in the dividend over the past five years, for a cumulative increase of approximately 50% since 2011.

Commenting on the announcement, David Heintzman, Chairman and Chief Executive Officer, said, "Last month, Stock Yards Bancorp reported a continuation of strong trends in its financial performance, including exceptional loan growth and solid credit quality that helped drive higher first quarter net income. In terms of lending activity, it was the best first quarter in the Bank's history. We are pleased that these solid results again position the Company to increase its dividend payments to stockholders and enable them to participate directly in our ongoing growth. While we expect that our stockholders value the consistent, long-term track record for growth we have achieved, we likewise believe they consider the regular, reliable and growing income associated with our stock to be equally important."

Louisville, Kentucky-based Stock Yards Bancorp, Inc., with $2.8 billion in assets, was incorporated in 1988 as a bank holding company. It is the parent company of Stock Yards Bank & Trust Company, which was established in 1904. The Company's common shares trade on the NASDAQ Global Select Market under the symbol SYBT.

CONTACT:
Stock Yards Bancorp, Inc.
Nancy B. Davis, 502-625-9176
Executive Vice President, Treasurer and Chief Financial Officer